IMAX Corporation

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX EXPANDS BOARD; ANNOUNCES APPOINTMENT OF KEVIN DOUGLAS

AND GREG FOSTER AS DIRECTORS

NEW YORK – Oct. 19, 2016 – IMAX Corporation (NYSE:IMAX) today announced the appointment of Kevin Douglas, Chairman and Founder of Douglas Telecommunications, and Greg Foster, CEO of IMAX Entertainment and Senior Executive Vice President of IMAX Corporation, to its Board of Directors, expanding the board to 11 members from 10. Martin Pompadur, a board member since 2010, has retired.

Douglas Telecommunications is a family investment office through which Douglas manages the Douglas family investment portfolio. Prior to Douglas Telecommunications, he was Chairman of the Board at Rural Cellular Management Corporation. He currently serves on the boards of KSR International Co. and was formerly on the board of Stamps.com. Douglas is IMAX Corporation’s largest individual investor and has been a shareholder since 2007. In 2014, the Company partnered with Douglas and his spouse, Michelle Douglas, to donate an IMAX® theatre to the University of Southern California’s School of Cinematic Arts. The Michelle and Kevin Douglas IMAX Theatre and Immersive Media Lab serves as a research and teaching facility for students to learn IMAX filmmaking as well as other immersive entertainment experiences.

Foster joined the Company in 2001, and supports IMAX CEO Richard L. Gelfond in driving the Company’s overall strategy, with a particular emphasis on the Company’s global entertainment activities, including creative, production, film distribution, business affairs, marketing, sponsorship, studio relationships and the revolutionary IMAX DMR® process. The appointment to the board is pursuant to Foster’s recent contract extension.

“I’m delighted to welcome both Kevin and Greg to our board,” said IMAX CEO Richard L. Gelfond. “Kevin, a respected investor and business adviser, has demonstrated a long-term commitment to IMAX as a shareholder and I have valued his advice over the years. I am pleased that his expertise in identifying new opportunities for growth will be a resource for the board. Greg has played a pivotal role in making IMAX a key player in the global entertainment landscape. His relationship with filmmakers, studios and exhibitors and his passionate commitment to IMAX will be a tremendous asset to our board. I would also like to thank Marty for his many contributions to the Board of Directors and wish him well in his future endeavors.”

Douglas holds a BA from Stanford University and a Doctor of Law degree from the University of California’s Hastings College of Law.

Previously, Foster was at MGM/UA where he served in various senior management posts, including Executive Vice President of Production and Senior Vice President of Motion Picture Marketing and Research. Foster is a graduate of Georgetown University.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of June 30, 2016, there were 1,102 IMAX theatres (990 commercial multiplexes, 16 commercial destinations and 96 institutions) in 69 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Business Media: IMAX Corporation – New York Ann Sommerlath 212-821-0155 asommerlath@imax.com Sloane & Company – New York Whit Clay 212-446-1864 wclay@sloanepr.com

Investors:

IMAX Corporation – New York

Jessica Kourakos

212-821-0110

jkourakos@imax.com

Entertainment Media:

Principal Communications Group – Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com